Exhibit 12.1

Business Cooperation Framework Agreement

This Business Cooperation Framework Agreement (“Agreement”) was entered into by and between the following Parties on June 1, 2024 (“Effective Date”):

(1) Party A: Beijing Jingdong Century Trading Co., Ltd., a company duly incorporated in accordance with the laws of China (for the purpose of this Agreement, Party A and its affiliates are collectively referred to as “JD”);

(2) Party B: Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd., a company duly incorporated in accordance with the laws of China (for the purpose of this Agreement, Party B and its affiliates are collectively referred to as “ATRenew”).

For the purpose of this Agreement, the parties above are referred to as the “Parties” collectively and a “Party” individually.

Whereas:

1. JD’s main business includes self-operated and platform electronic commerce businesses operated through its official website and mobile applications;

2. ATRenew’s main business includes the recycling, sales, and relevant services of pre-owned electronic products and other pre-owned products;

3. The Parties intend to engage in relevant business cooperation in accordance with the terms and conditions hereof to integrate business resources and give full play to their respective advantages.

Now, therefore, the Parties agree as follows upon mutual negotiation:

1. Definitions

For the purpose of this Agreement, the following terms have the following meanings:

1.1. “Affiliate”: with respect to any entity, means another entity or person that, directly or indirectly, is controlled by, controls, or is under common control with such entity by a third party. For the purpose of this Agreement, “control” means holding over 50% equity interests or voting power in an entity, or owning the authority to designate over a half of directors or members of a similar management body of such entity, or owning the actual power of decision and control over the operation of such entity through agreement or by other means (including through VIE control). Notwithstanding any other provisions hereof, for the purpose of this Agreement, ATRenew shall not be considered as an Affiliate of JD, and vice versa.

1.2. “Force Majeure”: means events which occur after the Effective Date of this Agreement, prevent either Party from performing or partially performing this Agreement, cannot be controlled, avoided, overcome, or solved by the Parties, and are unforeseeable at the time of executing this Agreement, including but not limited to earthquakes, typhoons, floods, wars, international or domestic transportation interruptions, power, network, computer, communication or other system failures, strikes (including internal strikes or labor unrest), labor disputes, actions of government agencies, and orders of international and domestic courts. For the avoidance of doubt, such events constitute Force Majeure only when they cannot be controlled, avoided, overcome, or solved by the Parties hereto, and are not always Force Majeure.

1.3. “China” or “Chinese Mainland”: means the People’s Republic of China, for the purpose of this Agreement only, excluding Taiwan, Hong Kong Special Administrative Region, and Macao Special Administrative Region.

1.4. “Paipai Marketplace”: collectively refers to the following businesses operated by ATRenew on the JD Platform:

(1) “pre-owned sales business”, meaning the “ATRenew self-operated sales business” (the business in which ATRenew sells pre-owned goods as a seller on the JD Platform) and “pre-owned POP merchant sales business” (the sales business of pre-owned goods operated by Pre-owned POP Merchants on the JD Platform through various means), but excluding the pre-owned sales business of Overseas Goods; the types covered shall be subject to the Catalogue agreed between the Parties;

(2) “goods recycling business”, meaning the “ATRenew self-operated recycling business” (the recycling business in which ATRenew purchases, as the recycler, the property rights in user’s goods on the JD Platform) and “pre-owned POP merchant recycling business” (the recycling business operated by Pre-owned POP Merchants on the JD Platform through various means); the types covered shall be subject to the Catalogue agreed between the Parties;

(3) “user resale business” (the business in which users resell their idle goods through the JD Platform).

1.5. “Overseas Goods”: includes (1) goods produced by the regions/countries outside the Chinese Mainland; (2) goods sold to the Chinese Mainland from the regions/countries outside the Chinese Mainland (including but not limited to the products shipped from the countries or regions outside the Chinese Mainland via international logistics together overseas purchase certificates, or shipped from the bonded areas in China in accordance with national laws, excluding licensed 3C products sold in China); and (3) goods that are sold to the regions/countries outside the Chinese Mainland through JD Global.

1.6. “ATRenew Self-operated Business”: includes the ATRenew self-operated recycling business and the ATRenew self-operated sales business.

1.7. “Pre-owned POP Merchant”: means third-party merchants that sell pre-owned goods and/or recycle pre-owned goods on the JD Platform (third-party merchants other than JD and ATRenew), including merchants that engage in the sales and/or recycling of pre-owned goods by establishing and operating a pre-owned POP store, commissioning ATRenew for the consignment sales/entrusted management/operation/marketing, etc.

1.8. “Pre-owned POP Business” includes the pre-owned POP merchant sales business and the pre-owned POP merchant recycling business.

1.9. “JD Platform”: means the website JD.com, JD APP, JD WeChat Entrance and Applet, and JD Mobile Q, operated by JD.

1.10. “JD Platform Rules”: means any normative documents that are related to merchant/store operation and updated, adjusted, and amended, from time to time, on the “JD Platform”, including but not limited to the merchant handbook, merchant background announcements, merchant background help center, privacy policy, etc.

1.11. “JD APP”: means the mobile application service platform operated by JD under the name of “JD”.

1.12. “JD WeChat Entrance and Applet”: means the entrances (excluding WeChat) on WeChat that are existing and updated, adjusted, or modified, from time to time, by JD in accordance with the agreement between JD and Tencent and the WeChat applets (excluding WeChat) operated by JD on WeChat, including (1) the “Shopping” entrance on the “Discovery” page on WeChat in existing versions; and (2) the WeChat applet named “JD Shopping” (excluding the entrances or WeChat applets that are terminated from the termination thereof after the Effective Date).

1.13. “JD Mobile Q”: means the channels that are existing and updated, adjusted, or modified, from time to time, by JD in accordance with the agreement between JD and Tencent on Tencent’s mobile QQ, including the channel named “JD Shopping” (excluding the channels that are terminated from the termination thereof after the Effective Date).

1.14. “JD Technology”: means Jingdong Technology Holding Co., Ltd. and Affiliates under its control.

1.15. “JD Logistics”: means JD Logistics, Inc. and Affiliates under its control.

1.16. “Allianz JD”: means Allianz Jingdong General Insurance Company Ltd.

1.17. “Old-for-new Service”: means a new model released by JD in cooperation with ATRenew to consumers in the manner of online sales by JD and on-site delivery and door-to-door services by ATRenew, in which consumers can purchase a new product while offsetting the value with an old product.

1.18. “Cooperation Period”: from June 1, 2024 to December 31, 2027.

2. Territory Scope of Business Cooperation

Unless otherwise explicitly provided in specific provisions hereof, the territory scope of the cooperation and/or restrictions hereunder is limited to the Chinese Mainland.

3. Main Content of Business Cooperation

3.1. Arrangement for the operation of the pre-owned business:

3.1.1. During the Cooperation Period, the Pre-owned POP Business listed in Article 1.4 hereof shall be operated jointly by ATRenew and JD, for which the business invitation arrangement, merchant royalty, operation solutions, and all the operating strategies shall be determined jointly by ATRenew and JD, and ATRenew is responsible for inviting Pre-owned POP Merchants and the operation and management in accordance with the strategies jointly determined by the Parties.

3.1.2. During the Cooperation Period, except for the Paipai Marketplace, JD may operate, by itself or in cooperation with others, the pre-owned sales/recycling business within the following scope:

(1) JD has the right to engage in the self-operated sales business of pre-owned goods of all types and the self-operated recycling business of pre-owned goods of all types (excluding recycling of mobile phones and tablet computers from personal users). The operating strategies for JD’s self-operated sales and recycling businesses shall be decided by JD itself; provided, however, that JD shall cooperate with ATRenew first under equal conditions if, during the process of business operation, JD intends to engage in the pre-owned sales or recycling business with the companies other than JD.

(2) The recycling business of pre-owned mobile phones and tablet computers from personal users on the JD Platform shall be exclusively operated by ATRenew. Without the consent of ATRenew, JD shall not operate the recycling business of pre-owned mobile phones and tablet computers from individual users by itself.

(3) The recycling business of pre-owned goods of all types from corporate users and the pre-owned sales business of Overseas Goods shall be operated by JD.

3.1.3. If ATRenew intends to engage in the sales business of pre-owned goods and/or recycling business of pre-owned goods other than the types involved under the “Paipai Marketplace” specified in Article 1.4 hereof, the Parties shall engage in friendly negotiation in advance to determine the operation method of such types, and correspondingly update the Catalogue after reaching a consensus. Notwithstanding the foregoing, without the prior consent of JD, ATRenew shall not operate any business (including the sales business of pre-owned goods and/or recycling business of pre-owned goods of other types than those listed) on the JD Platform other than those listed under “Paipai Marketplace” specified in Article 1.4 hereof. If the Parties intend to explore and implement a new business model, they shall separately negotiate on the specific arrangement, including pricing, profit sharing principle, etc.

3.2. Royalty and sharing of advertisement incomes:

3.2.1. During the Cooperation Period, the Parties will settle royalties and share advertisement incomes in accordance with provisions therebetween for Paipai Marketplace.

3.3. Performance objectives:

3.3.1. The annual performance objectives of Paipai Marketplace operated by ATRenew on the JD Platform shall be determined jointly by ATRenew and JD.

3.4. Cooperation on entrance resources:

3.4.1. JD undertakes to provide, during the Cooperation Period, certain entrance resources on the JD APP for the operation of Paipai Marketplace on the JD Platform by ATRenew, which shall be subject to separate negotiation between the Parties subsequently.

3.5. Collaboration and support:

3.5.1. JD undertakes to provide collaboration and support services to ATRenew according to ATRenew’s requirements during the Cooperation Period, and ATRenew shall pay service fees to JD at market prices; the specific service content shall be subject to separate negotiation between the Parties subsequently. Meanwhile, for the purpose of providing collaboration and support by JD to ATRenew, JD undertakes that its retail sub-group shall designate a dedicated contact person to establish a communication and support mechanism with ATRenew.

3.5.2. The Parties agree to jointly engage in the development of the management system and settlement system for the system-based management and settlement under Paipai Marketplace between

ATRenew and JD, where the components to be developed shall specifically include modules for fee management, goods management, order management, after-sales management, etc.; JD shall assist ATRenew in the connection to and compatibility of the newly developed system with JD’s internal system. The Parties shall separately enter into a specific technical service agreement to specify the sharing of costs and expenses for labor costs, technical costs, etc. required for the development of the new system.

3.6 Other areas of cooperation:

3.6.1. ATRenew undertakes to first use the following services provided by JD or the following relevant entities in its business; and ATRenew undertakes to make full use of various resources provided by JD to achieve effective business synergy.

(1) JD Technology’s financial products, such as payment, JD credit, insurances, etc.;

(2) JD Logistics’ warehousing and logistics services;

(3) JD Cloud’s public cloud, operation and maintenance, smart customer services, etc.; where JD Cloud’s functions can meet ATRenew’s operating requirements, ATRenew shall migrate the modules, in whole or in part, of its system to JD Cloud;

(4) Allianz JD (including but not limited to extended warranty services for mobile phones and other products).

3.6.2. When purchasing any financial, warehouse and logistics, cloud product, insurance, and other services above, ATRenew shall send an invitation to offer to JD or a relevant entity above before or at the same time of sending an invitation to offer to other service providers. Where JD or a relevant entity above is not inferior to a third party in terms of service prices and payment conditions, ATRenew shall purchase and use the services provided by JD or the relevant entity above.

3.7. Other requirements on operating Paipai Marketplace:

3.7.1. During the Cooperation Period, ATRenew agrees to, for the purpose of the transaction hereunder only, grant to JD a royalty-free, long-term, and non-exclusive license of trademarks associated with Paipai Marketplace, where such trademarks include but are not limited to graphic and/or text trademarks associated with “Paipai”, “拍拍”, “拍拍二手”, and “拍拍回收”. JD has the right to and only to use such trademarks for the cooperation between JD and ATRenew hereunder.

3.7.2. Unless otherwise agreed by the Parties, the Paipai Marketplace operated by ATRenew on the JD Platform will continue to be operated under the relevant domain name of JD and on the JD Platform, and JD undertakes to continuously support, in terms of operation, system research and development, traffic resources, etc., the operation of Paipai Marketplace by ATRenew on the JD Platform according to the agreement between the Parties and the cooperation practices between the Parties.

3.7.3. With respect to the operation of Paipai Marketplace, to clarify the cooperation relationship among JD, ATRenew and Pre-owned POP Merchants: ATRenew shall enter into a platform technical service agreement with JD, Pre-owned POP Merchants shall enter into an operation and support cooperation agreement with ATRenew, and Pre-owned POP Merchants shall commission ATRenew to enter into a platform entrance agreement with JD on their behalf. Under the cooperation mode above, ATRenew shall collect security deposits, technical service fees, royalties, and other charges from Pre-owned POP Merchants for the provision of technical support and operating services, and ATRenew shall pay royalties to JD in accordance with the provisions hereof as the service fees of JD for providing platform services. For further clarity, with respect to complaints, regulatory, punishment, litigation, and other matters occurring during the operation of Paipai Marketplace, ATRenew shall fully cooperate with JD in handling the foregoing and bear relevant handling costs, expenses, and liabilities, and ATRenew shall compensate JD if JD suffers losses due to improper operating acts of ATRenew; where JD suffers losses due to improper operating acts of a Pre-owned POP Merchant, such Pre-owned POP Merchant and ATRenew shall bear corresponding liabilities according to the specific agreement with ATRenew on entering the JD Platform, and the Parties shall make more detailed provisions on the rights, obligations, compensation liabilities, etc. between ATRenew and JD in the platform technical service agreement or other written agreements. ATRenew undertakes and guarantees that Paipai Marketplace and other businesses (if any) approved by JD for operation on the JD Platform shall be implemented in strict compliance with applicable laws and regulations of China and other regions/countries and JD Platform Rules.

3.7.4. During the Cooperation Period, ATRenew shall guarantee the best and most competitive quality of goods, quality of services, and business pricing under equal conditions for the pre-owned business operated on the JD Platform, and provide the most preferential treatment on the JD Platform in terms of the quality of goods, quality of services, and pricing, for which the details shall be subject to separate negotiation between the Parties.

4. Effectiveness and Termination of Agreement

4.1. This Agreement shall take effect as of the Effective Date after being signed by the Parties. Unless otherwise agreed, this Agreement shall terminate upon the expiration of the Cooperation Period.

4.2. During the term of this Agreement, this Agreement may be terminated early through negotiation by the Parties.

4.3. Where this Agreement is terminated for any reason, the Parties will no longer perform the provisions hereof; provided, however, that Article 4.3, Article 7, Article 10, Article 11, and Article 12 shall survive such termination.

5. Intellectual Property Rights and Data

5.1. Unless the relevant parties separately enter into a specific agreement on the transfer of intellectual property rights, the title to any materials, information, and the intellectual property rights therein provided by any Party to the other Party for the purpose of this Agreement shall not be changed merely due to the cooperation hereunder.

5.2. Unless otherwise explicitly provided herein or the relevant parties separately enter into a specific authorization or license agreement on intellectual property rights, without the prior written consent of the right holder, neither Party may use or duplicate the patents, trademarks, names, logos, commercial information, technical and other data and materials, domain names, copyright, or otherwise intellectual property rights of the other Party, or apply for intellectual property rights similar to the foregoing.

5.3. The ownership of new intellectual property rights created during the business cooperation between the Parties hereunder shall be subject to separate specific negotiation between the Parties.

5.4. If any Party infringes the intellectual property rights or other legitimate rights of the other Party during the cooperation hereunder, or provides products, services, materials, etc. that infringe the intellectual property rights or other legitimate rights of a third party, causing losses to the other Party, such Party shall make compensation for such losses.

6. Force Majeure

6.1. Where the performance of this Agreement is delayed due to Force Majeure, neither Party shall be deemed as violating this Agreement, and neither Party shall be held liable for making compensation for the damages arising therefrom as long as such Party endeavors to eliminate the cause of such delay, tries its best (including but not limited to seeking and using alternative tools, manners, etc.) to eliminate the damages caused by Force Majeure, and within fifteen (15) working days from the elimination of the force majeure factor (excluding the date of elimination), notifies the other Party of the fact and possible damages of such Force Majeure. During the delay period, the Party suffering Force Majeure shall implement a reasonable alternative solution, make replacement, or use other commercially reasonable measures to promote the performance of its obligations hereunder until the delay is eliminated.

7. Confidentiality

7.1. The Parties acknowledge and confirm that any oral or written materials exchanged in connection with this Agreement, this Agreement, and the content of this Agreement are confidential information. The Parties shall keep the confidentiality of such confidential information, and without the written consent of the other Party, neither Party may disclose any relevant confidential information to any third party, except for the following circumstances: (1) the information is known to the public (not due to disclosure by the recipient of the materials or its Affiliates or staff to the public without permission); (2) the information is disclosed as required by applicable laws, competent government authorities, competent stock exchanges, and relevant rules or regulations of relevant stock exchanges; or (3) any Party needs to disclose the materials to its legal or financial advisors with respect to the cooperation under this Agreement, provided that such legal or financial advisors shall also comply with the confidentiality obligations similar to this article.

7.2. The Parties undertake to use the confidential information provided by the other Party above only for matters provided herein, and shall destruct or return such confidential information at the request of the other Party upon the termination of this Agreement. The violation by the Affiliates, or employees of a Party or its Affiliates, or institutions engaged by such Party of the provisions of Article 7 shall be deemed as a violation by the Party itself, and therefore such Party shall be held liable for violation of Agreement. This provision shall survive the invalidity, rescission, or termination of this Agreement for any reason.

8. Taxes and Charges

8.1. Unless otherwise provided herein, the taxes and charges incurred for the execution and performance of this Agreement shall be borne by the Parties respectively in accordance with the provisions of applicable laws.

9. Representations and Warranties

The Parties hereto make the following representations and warranties to each other:

9.1. it is a company duly incorporated and validly existing;

9.2. it has the authority to enter into this Agreement, and its authorized representative has been fully authorized to sign this Agreement on its behalf;

9.3. it is not required to file or send any notice to any government authority for the execution, delivery, and performance of this Agreement, or obtain any license, permit, consent, or other approval from any government authority or any other person; and

9.4. it has the capabilities of performing its obligations hereunder, and its performance of such obligations will not violate its articles of association and other organizational documents.

9.5. In the event of a conflict between any legal document executed by any Party prior to the execution of this Agreement and the provisions hereof, such Party shall notify the other Party in writing immediately on the principles of good faith, honesty, and friendship, and the Parties shall separately negotiate to work out a solution. If any loss is caused to the other Party due to the conflict between such prior legal document and this Agreement, the Party is obligated to compensate the other Party on the ground of violation of Agreement.

9.6. If, during the performance of relevant obligations hereunder, any Party discovers that it needs any third-party license, consent, or approval, such Party shall notify the other Party in writing within thirty (30) days from the discovery of such matter, and shall try its best to obtain such license, consent, or approval from the third party. If it is unable to obtain such license, consent, or approval within a reasonable period, such Party shall provide a solution acceptable to the other Party concerning such matters.

10. Notice and Service

10.1. All the notices and other correspondence required or sent under this Agreement shall be delivered to the Parties according to the addresses stated in Article 10.2 hereof by means of personal delivery, registered mail, postage prepaid, commercial courier services, or email. Any notice sent not in the manner of email shall be delivered by email again. The date on which such notice is deemed as being effectively delivered shall be determined as follows:

10.1.1. Where a notice is sent by personal delivery, courier service, registered mail, or postage prepaid, the date when the notice is received or rejected at the designated address shall be the date of effective delivery.

10.1.2. Where a notice is sent by email, the date when the email is transmitted successfully shall be the date of effective delivery (when the sender receives system information indicating successful transmission without receiving system information indicating a failure in transmitting the email or returning of the email; if the email is sent on a non-working day or during non-working time, the date shall be the next working day).

10.2. For the purpose of notices, the addresses of the Parties are as follows:

JD:

Address: 14th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing

Attention: ***, Strategy and Comprehensive Support Department, JD Group

Email: ***

Post code: 101111

One copy (not constituting a notice) to the following address:

Address: 21st Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing

Attention: Legal Department, JD Group

Email: ***

Post code: 101111

ATRenew:

Address: 12th Floor, Building 6, Chuangzhi Tiandi, No. 433 Songhu Road, Yangpu District, Shanghai

Attention: ***

Email: ***

Post code: 200433

10.3. Either Party may change its address for receiving notices by sending a notice to the other Party at any time in accordance with the provisions of Article 10 hereof.

11. Default Liabilities

11.1. If any Party hereto is in violation of the provisions hereof, causing losses to the other Party, such Party shall compensate the other Party for all the losses caused by the violation of the violating party.

11.2. Party A and Party B understand and agree that each of them enters into this Agreement on behalf of itself and the Affiliates under its control, and it is obligated to cause and ensure the compliance with and performance of this Agreement by the Affiliate under its control.

11.3. Notwithstanding the foregoing, the Parties agree that the cooperation hereunder shall be implemented on the principle of guaranteeing the normal user experience of JD. JD reserves the right to iterate, adjust, and optimize the business cooperation and relevant requirements hereunder based on changes in JD’s internal policies, and in order to ensure the user experience of the JD Platform and to implement the iteration of JD products. For the avoidance of doubt, the iteration, adjustment, and optimization of the matters hereunder that are implemented due to a change in JD’s internal policies, to ensure the experience of the JD Platform, and due to the iteration of JD’s products shall not constitute a violation of this Agreement as long as no substantial influence is caused to the provisions hereof.

12. Applicable Laws and Dispute Resolution

12.1. The execution, effectiveness, interpretation, performance, modification, and termination of this Agreement, and the dispute resolution, shall be governed by the prevailing laws of the mainland of the People’s Republic of China.

12.2. Any dispute arising from the interpretation and performance of this Agreement shall be resolved via friendly negotiation by the Parties hereto. If the dispute remains unresolved within 30 days after a Party sends a written notice to the other Party, requiring the negotiation to resolve the dispute, either Party may submit the relevant dispute to Beijing Arbitration Commission (hereinafter referred to as the “Arbitration Commission”) for arbitration in accordance with the arbitration rules prevailing at the time of submission for arbitration.

12.3. The venue of arbitration shall be in Beijing. The arbitration tribunal shall consist of three (3) arbitrators, where ATRenew has the right to designate one (1) arbitrator, JD has the right to designate one (1) arbitrator, and the third arbitrator shall be designated by the Arbitration Commission. The arbitration award shall be final, and binding on the Parties.

12.4. Either Party may, during the period of establishing the arbitration tribunal, apply for a preliminary injunction or seek other applicable remedy from any competent court.

12.5. In the event of any dispute arising from the interpretation and performance of this Agreement or during the arbitration of any dispute, except for the matters in dispute, the Parties hereto shall continue to exercise their respective other rights under this Agreement and perform their respective other obligations under this Agreement.

13. Miscellaneous

13.1. The Parties agree to try their best to negotiate in good faith on the content provided in Article 3 hereof within a practical period after the Effective Date, so as to reach a consensus on details about the implementation and operation of such provision and enter into a relevant supplementary agreement or auxiliary agreement.

13.2. Any modification and supplement to this Agreement shall be made in writing. The amendment and supplementary agreement duly executed by the Parties hereto with respect to this Agreement shall be part of and be equally authentic as this Agreement.

13.3. Without the prior written consent of the other Party, neither Party may transfer this Agreement and its rights and obligations hereunder to any third party; provided, however, that it may commission a proper Affiliate to implement relevant cooperation matters as necessary.

13.4. During the term of this Agreement, neither Party may release negative comments on the other Party in any public places, where the content of such comments may include, without limitation, the corporate image, corporate brand, product designing, development, and application, operating policies, and any other information in connection with the company and its products.

13.5. This Agreement, after taking effect, shall constitute the entire agreement and consensus between the Parties hereto on the content hereunder, and supersede all other oral and written agreements and consensuses reached by the Parties on the subject matter hereof prior to this Agreement.

13.6. Any matters in connection with but not explicitly specified in this Agreement shall be subject to friendly negotiation by the Parties.

13.7. The provisions hereof shall not constitute a partnership relationship between the Parties or making one Party as an agent of the other Party for any purposes. Neither Party has the right to bind the other Party, enter into a contract in the name of the other Party, or hold the other Party liable in any manner or for any purposes.

13.8. Where any provision hereof is deemed as invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining portions and provisions hereof shall not be affected, and the Parties shall deal with such invalid, illegal, or unenforceable provisions through friendly negotiation on the principle of achieving the original commercial intention as much as possible.

13.9. This Agreement shall take effect from the date first written above after being affixed with the seals of the Parties. This Agreement is executed in four (4) originals, each Party holding two (2) originals, and every original has the same legal force. The electronic version of this Agreement signed that is exchanged by email, confirmed by the Parties, and stored in PDF shall be deemed as an original, and may be used as evidence to prove the execution and effectiveness of this Agreement.

(The remainder of this page is intentionally left blank and is for signature only)

Seal of Party A: Signature of legal representative:	/s/ Beijing Jingdong Century Trading Co., Ltd. /s/ Ran Xu
Seal of Party B: Signature of legal representative:	/s/ Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. /s/ Yike Chen